UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 Main Street, Suite 1830

Kansas City, Missouri 64105

REQUEST FOR AFFIRMATIVE CONSENT OF LIMITED PARTNERS

August 21, 2020

Dear Limited Partner:

As discussed more fully in the attached Consent Statement, DiVall Insured Income Properties 2 Limited Partnership (the “Partnership”) is soliciting the affirmative consent of Limited Partners to approve three proposals: 1) an amendment to the Amended Agreement of Limited Partnership (the “Partnership Agreement”) to extend the term of the Partnership to November 30, 2030 (the “Extension Amendment”); 2) authorizing the General Partner to sell all or substantially all of the Partnership’s properties (the “Properties”) and dissolve the Partnership at any time prior to November 30, 2025 if the General Partner determines such sale to be in the best interest of the Partnership (the “Sale and Dissolution Authorization”); and 3) an amendment to the Partnership Agreement granting the General Partner discretion on how frequently the Partnership makes distributions to the Limited Partners, provided that distributions are made no less frequently than semi-annually (the “Distribution Amendment”). Holders of a more than 50% of the outstanding Limited Partnership Interests (the “Units”) must approve each of the Extension Amendment, the Sale and Dissolution Authorization, and the Distribution Amendment for each proposal to pass.

Only Limited Partners of record at the close of business on July 1, 2020, will be entitled to notice of, and to participate in, the vote. Because each proposal being submitted to the Limited Partners requires holders of a majority of our outstanding Units to vote “FOR” a proposal for it to pass, a vote to “ABSTAIN” from any proposal will have the effect of a vote “AGAINST” that proposal and the failure to return a signed Consent Card will have the same effect as a vote “AGAINST” each proposal.

The General Partner recommends a vote “FOR” each proposal submitted to the Limited Partners in this consent solicitation.

If the Extension Amendment is not adopted, promptly following November 30, 2020, the General Partner will be obligated to wind up the Partnership by selling all of the Partnership’s Properties and liquidating and dissolving the Partnership. In the current uncertain market conditions, the General Partner does not believe that is in the best interest of the Partnership. However, if the Extension Amendment is approved, the Partnership will continue as a going concern and will not be required to sell its Properties and wind-up at this time. If the Sale and Dissolution Authorization is approved, the General Partner will have the ability to act quickly during the next five years if the General Partner determines it is in the best interest of the Partnership to sell the Partnership’s Properties and liquidate the Partnership. The General Partner does not have immediate plans to sell all or substantially all of the Properties and liquidate the Partnership. Finally, if the Distribution Amendment is approved, the ability to make distributions to Limited Partners less frequently will decrease the Partnership’s administrative costs and enhance distributable cash flow to the Limited Partners.

Your affirmative consent is important. Please sign and date the enclosed Consent Card and return it promptly in the enclosed return envelope. You may revoke your Consent Card in writing.

Very truly yours,

THE PROVO GROUP, INC., as General Partner of

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

By:	/s/ Bruce A. Provo
President

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 MAIN STREET, SUITE 1830

KANSAS CITY, MISSOURI 64105

CONSENT STATEMENT

August 21, 2020

General Information

DiVall Insured Income Properties 2 Limited Partnership is a Wisconsin limited partnership (the “Partnership”). Since 1993, The Provo Group, Inc., an Illinois corporation, has been the general partner of the Partnership (the “General Partner”). The Partnership is engaged in the business of owning and operating its investment portfolio of commercial real estate. The Partnership owns 10 properties (collectively the “Properties”, and individually a “Property”) and each is leased on a triple-net basis by the Partnership as the lessor to the operator of a business as tenant (collectively the “Leases,” individually a “Lease”). Eight of the Properties are leased to Wendy’s franchisees, and one Property is leased to an Applebee’s franchisee. The tenth Property is leased to Brakes4Less of Columbia, Inc., an automotive services franchisee.

The Partnership’s Agreement of Limited Partnership dated as of November 20, 1987, as amended (the “Partnership Agreement”), provides that the Partnership will be dissolved on November 30, 2020, or earlier upon the occurrence of certain other events such as the approval of the Partnership’s unit holders (“Limited Partners”) owning a majority of the Partnership’s outstanding Limited Partnership interests (“Units”) to dissolve the Partnership.

During the middle of 2001, 2003, 2005, 2007, 2011, 2013, 2015 and 2017, consent solicitations were circulated (each a “Prior Consent”), which if approved would have authorized the sale of all of the Properties and dissolution of the Partnership. As the General Partner recommended, the Limited Partners holding a majority of our outstanding Units did not vote in favor of any of the Prior Consents. In 2018, the General Partner recommended that the Partnership should be dissolved and liquidated if all of the Partnership’s Properties could be sold on the terms outlined in a special Consent Solicitation. On May 18, 2018, the Limited Partners holding a majority of Units authorized the General Partner to seek a sale on the terms set forth in such Consent Solicitation (the “2018 Prospective Transaction”). However, on October 2, 2018, the General Partner determined that no bid response received by the deadline satisfied the terms and conditions of the sale procedures authorized by the Limited Partners. Accordingly, the General Partner suspended its efforts with respect to consummating the 2018 Prospective Transaction.

During the third quarter of 2009, consent solicitations were circulated to extend the term of the Partnership ten years to November 30, 2020. As recommended by the General Partner, Limited Partners holding a majority of the outstanding Units voted in favor of the extension. The Partnership Agreement currently provides that the term of the Partnership will end on November 30, 2020. Therefore, if the Extension Amendment is not approved, following November 30, 2020, the Partnership will be required to wind-up the Partnership’s affairs by selling all of its Properties under current market conditions and liquidating and dissolving the Partnership.

The General Partner believes that, as a result of the various lease amendments executed during 2020, the value of the Partnership’s portfolio has been substantially improved. However, the General Partner does not believe selling all of the Partnership’s Properties at this time, given the ongoing uncertainties caused by the COVID-19 pandemic, will allow the Partnership to maximize its returns. Thus, the General Partner believes it is in the Partnership’s best interest to extend the term of the Partnership an additional ten years. In addition, primarily to help reduce administrative costs and to afford the Partnership greater flexibility in the coming years, the General Partner is seeking approval of the Distribution Amendment and the Sale and Dissolution Authorization.

Consents for the Extension Amendment, the Sale and Dissolution Authorization, and the Distribution Amendment are solicited on behalf of the Partnership by the General Partner. Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts. The cost of soliciting the consents will be borne by the Partnership.

Only Limited Partners of record at the close of business on July 1, 2020, will be entitled to vote by executing, signing and returning a properly labeled Consent Card. A vote “FOR” the Extension Amendment by holders of a majority of our outstanding Units will extend the term of the Partnership and the General Partner will continue to operate the Partnership as it generally currently does. A vote “FOR” the Sale and Dissolution Authorization by holders of a majority of our outstanding Units will grant the General Partner the authority to sell all or substantially all of the Partnership’s assets at any time in the next five years if the General Partner determines such sale to be in the best interests of the Partnership. A vote “FOR” the Distribution Amendment by holders of a majority of our outstanding Units will authorize the General Partner to effect distributions less frequently than quarterly (but not less frequently than semi-annually), to minimize administrative costs on the Partnership. Eliminating two quarterly distributions is estimated to annually save the Partnership approximately $15,000, or $0.32 per Unit, increasing the annual aggregate distributions.

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Because each of the proposals submitted to the Limited Partners requires holders of a majority of our outstanding Units to provide “FOR” consents to pass, a vote to “ABSTAIN” or the failure to return a signed Consent Card will have the same effect as a vote “AGAINST” each proposal. To be counted, a properly executed, signed and labeled Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the “Tabulator”), which is located at 2401 Kerner Blvd., San Rafael, CA 94901, on or before September 30, 2020.

A Limited Partner may revoke its Consent Card at any time prior to September 30, 2020, or other conclusion of the Consent solicitation process (whichever is earlier), by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card, or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first made available to Limited Partners on or about August 21, 2020. Once the General Partner has received Consent Cards from a majority of the Limited Partners voting either “FOR” or “AGAINST” each of the proposals, the General Partner may declare the consent solicitation process concluded with respect to such proposal and will be bound by the results of such process. In any event, unless the General Partner elects to extend the deadline of the consent solicitation, the consent solicitation processes and the opportunity to vote by returning a Consent Card, will end on September 30, 2020.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Background of Partnership

The Partnership is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to the Partnership Agreement. As of December 31, 2019, the Partnership consisted of one General Partner and 1,197 Limited Partners of record owning an aggregate of 46,280.3 Units. The Units are not traded on any exchange or other public market.

Through this consent process, the General Partner is asking the Limited Partners to decide whether to:

●	Extend the term of the Partnership ten (10) years to November 30, 2030; or

Allow the Partnership to terminate on November 30, 2020, in which case the Partnership will act now to pursue a sale of all of the Properties of the Partnership and then liquidate and dissolve the Partnership.

●	Grant the General Partner the discretion now to effect a sale of all or substantially all of the Partnership’s Properties at any time before November 30, 2025, and then liquidate the Partnership, if the General Partner determines such action to be in the best interest of the Partnership; or

Require the General Partner to seek the approval of the Limited Partners by a Consent Solicitation if, at any time before November 30, 2025, the General Partner determines it is in the best interest of the Partnership to sell all of the Partnership’s Properties and liquidate the Partnership.

●	Amend the Partnership Agreement to permit the General Partner to effect distributions at times that it deems appropriate, but no less often than semi-annually, or

Require that distributions be made quarterly (as currently provided in the Partnership Agreement).

Section 10.2 of the Partnership Agreement provides that the Partnership Agreement may be amended upon the vote of the Limited Partners holding more than 50% of the outstanding Units. Each Unit is entitled to one vote. As of the record date, July 1, 2020, the Partnership had 46,280.3 Units outstanding. The following table sets forth certain information with respect to such beneficial ownership as of July 1, 2020. Based on information known to the Partnership and filed with the U.S. Securities and Exchange Commission (“SEC”), the persons identified below are known to beneficially own 5% or more of the outstanding Units. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes Units over which a person, directly or indirectly, has or shares voting or investment power.

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Name and Address of Beneficial Owner	Number of Units Beneficially Owned		Percentage of Units Outstanding

Jesse Small	6,697.34	(1)	14.47%
401 NW 10th Terrace
Hallandale, FL33009

Ira Gaines	3,990.00	(2)	8.62%
7000 N 16th St. Suite 120 #503
Phoenix, AZ 85020

Barry Zemel 1819 E. Morten Ave., Suite 180 Phoenix, AZ 85020	2,821.00	(3)	6.09%

(1)	Based on a Form 4 filed with the SEC on May 15, 2020.
(2)	Based on a Schedule 13G filed with the SEC on February 6, 2020.
(3)	Based on a Schedule 13G filed with the SEC on February 18, 2020.

As of July 1, 2020, the General Partner and the person who performs the functions of the principal executive officer of the General Partner did not beneficially own any Units.

Management knows of no contractual arrangements, the operation or the terms of which may at a subsequent date result in a change in control of the Partnership, except for provisions in the Permanent Manager Agreement dated as of February 8, 1993.

Forward-Looking Statements

This Consent Statement contains forward-looking statements. When used in this Consent Statement the words “believes,” “anticipates,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties, including but not limited to those risks and uncertainties described in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2020. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of these and other risks. Other risks include (i) changes in general economic conditions, (ii) changes in real estate conditions, including without limitation, decreases in valuations of real properties, increases in property taxes and lack of buyers should the Partnership want to dispose of a Property, (iv) lease-up risks, (v) ability of tenants to fulfill their obligations to the Partnership under existing leases, (vi) declines in sales for of tenants whose leases include a percentage rent component, (vii) adverse changes to the restaurant market, (viii) entrance of competitors to the Partnership’s lessees in markets in which the Properties are located, (ix) inability to obtain new tenants upon the expiration of existing leases, (x) the potential need to fund tenant improvements or other capital expenditures out of operating cash flows, (xi) the Partnership’s ability to realize value for Limited Partners upon disposition of the Partnership’s Properties, (xii) adverse effects on our Properties and tenants caused by the COVID-19 pandemic, and (xiii) various other factors. The Partnership undertakes no obligation to publicly release any updates or revisions to forward-looking statements to reflect any future events or circumstances.

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DESCRIPTION OF PROPOSALS AND OVERVIEW OF THE PARTNERSHIP

Proposal No. 1. - Extension Amendment

The amendment to the Partnership Agreement to extend the term of the Partnership by ten (10) years to November 30, 2030, would be effected by an Amendment to the Partnership Agreement, which would state as follows:

Section 2.2 of the Partnership Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“2.2 The term of the Partnership shall continue in full force and effect until November 30, 2030, or until dissolution prior thereto pursuant to the provisions of Article VIII.”

The General Partner recommends a vote “FOR” the Extension Amendment for the reasons set forth below.

Proposal No. 2 - Sale and Dissolution Authorization

Section 10.2 of the Partnership Agreement provides that the General Partner may not sell substantially all of the Properties without the approval of Limited Partners holding more than 50% of the Units. The General Partner is seeking approval of the following resolution by the Partnership’s Limited Partners:

“RESOLVED, that if the General Partner determines it to be in the best interest of the Partnership at any time prior to November 30, 2025, to sell all or substantially all of the Partnership’s assets and then liquidate and dissolve the Partnership, such actions are hereby authorized and approved and the General Partner may take such actions without further approval from the Limited Partners.”

The General Partner does not have any immediate plans to sell or solicit bids for all or substantially all of the Properties (except if the Extension Amendment does not pass) and has not negotiated terms with any prospective buyer.

The General Partner recommends a vote “FOR” the Sale and Dissolution Authorization for the reasons set forth below.

Proposal No. 3 - Distribution Amendment

The amendment to grant the General Partner greater flexibility as to the frequency at which the Partnership effects cash distributions to the Limited Partners would be effected by an Amendment to the Partnership Agreement, which would state as follows:

The first sentence of Section 5.1(A) of the Partnership Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“(A) The Partnership will make cash distributions from Net Cash Receipts (as defined) at times determined by the General Partner, but no less frequently than semi-annually.”

The General Partner recommends a vote “FOR” the Distribution Amendment for the reasons set forth below.

General Description of the Partnership’s Business

The Partnership owns and operates an investment portfolio of ten commercial real estate properties (as defined above, the “Properties”). The Properties are located in a total of three states: South Carolina (6), Georgia (3) and Ohio (1). At the date of this Consent Statement, nine Properties are leased to franchisees of casual restaurants: eight Wendy’s restaurants and an Applebee’s restaurant. Eight of the ten Properties are leased to three Wendy’s franchisees (collectively, the “Wendy’s Leases” and individually, a “Wendy’s Lease”), with five of the Properties being leased to Wendgusta, LLC, two of the Properties being leased to Wendcharles I, LLC, and one of the Properties being leased to Wendcharles II, LLC. Each of the Wendy’s tenants are currently controlled by the same managers. The Property in Martinez, GA. is leased to Brakes4Less of Columbia, Inc., an automotive service business. Each of the Properties is described more fully under “The Properties” section below.

As of August 21, 2020, at least five years remain on the lease terms for all of the Properties and six of the Wendy’s Leases have more than 20 years remaining on their terms. All of the restaurant Leases (nine) provide for minimum base rents (“Base Rents”) and additional variable rents based upon a percentage of gross sales in excess of specified breakpoints (“Percentage Rents”). The lessee is responsible for occupancy costs such as maintenance, insurance, real estate taxes, and utilities. The General Partner has determined that the Leases are properly classified as operating leases; therefore, rental income is reported when earned on a straight-line basis and the cost of the Property, excluding the cost of the land, is depreciated over its estimated useful life.

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During 2020 the Partnership has amended and restated six of the Wendy’s Leases, effective as of January 1, 2021. The Lease amendments: (i) extended the term of each applicable Lease through December 31, 2040; (ii) increased the Base Rent for each respective Property effective as of January 1, 2021; (iii) set the percentage rent to 7% of sales over a defined annual gross sales breakpoint; and (iv) eliminated the right of first refusal in favor of the lessee that was previously in five of the six applicable Leases (and thus enhancing the potential marketability of these Properties for sale to a potential buyer(s)).

Annual	Richland Ave Aiken SC	Whiskey Rd, Aiken SC	Peach Orchard, August GA	Hwy 17 Bypass, Mt. Pleasant SC	Folly Rd, Charleston SC	Sam Rittenburg, Charleston SC	Total
Current Base Rent	$90,480	$96,780	$86,160	$77,280	$70,200	$76,920	$497,820
New Base Rent	$167,500	$210,632	$188,000	$146,520	$136,000	$166,848	$1,015,500
Increase	$77,020	$113,852	$101,840	$69,240	$65,800	$89,928	$517,680

As of August 21, 2020, and after giving effect to six Lease amendments described above, the aggregate Base Rents estimated to be received under the current Leases for the Properties are as follows:

Year ending December 31,

2020	$835,933
2021	1,398,060
2022	1,398,810
2023	1,400,025
2024	1,401,264
Thereafter	17,322,224
$23,756,316

The Percentage Rents generated from operations of all of the Properties in 2019 and 2018 were $641,630 and $533,344, respectively. During the year ended December 31, 2019, Percentage Rents generated from the eight Wendy’s Leases totaled $631,256. Percentage Rents will continue to accrue on all eight of the Wendy’s Leases during calendar year 2020 on the same basis as prior years. Beginning in 2021, the Base Rents of six Wendy’s Leases which have been amended and restated will increase substantially, but the Percentage Rents on those Leases are expected to fall due to the re-set of the natural “break points” in the amended Leases.

The General Partner believes that the expenses incurred by the Partnership in 2019 generally represent the expected level of expenses. Although the General Partner will continue to work to reduce expenses (such as through the proposed Distribution Amendment) while retaining the quality of services, the General Partner expects predictable and stable expenses for the foreseeable future that will allow distribution growth from increasing revenues.

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The Properties

As of August 21, 2020, the Partnership owned the following Properties:

Acquisition Date	Property Name & Address	Lessee	Purchase Price (1)	Minimum Annual Base Rent ($) (effective Jan. 1, 2021)		Lease Expiration Date	Renewal Options
12/22/88	Wendy’s (2) 1721 Sam Rittenberg Blvd Charleston, SC	Wendcharles II, LLC	596,781	166,848		12-31-2040	None
12/22/88	Wendy’s (2) 3013 Peach Orchard Rd Augusta, GA	Wendgusta, LLC	649,594	188,000		12-31-2040	None
02/21/89	Wendy’s (2) 1901 Whiskey Rd Aiken, SC	Wendgusta, LLC	776,344	210,632		12-31-2040	None
02/21/89	Wendy’s 1730 Walton Way Augusta, GA	Wendgusta, LLC	728,813	96,780		11-6-2026	None
02/21/89	Wendy’s (2) 343 Folly Rd Charleston, SC	Wendcharles I, LLC	528,125	136,000		12-31-2040	None
02/21/89	Wendy’s (2) 361 Hwy 17 Bypass Mount Pleasant, SC	Wendcharles I, LLC	580,938	146,520		12-31-2040	None
03/14/89	Wendy’s (2) 1004 Richland Ave Aiken, SC	Wendgusta, LLC	633,750	167,500		12-31-2040	None
12/29/89	Wendy’s 517 E. Martintown Rd N Augusta, SC	Wendgusta, LLC	660,156	87,780		11-6-2026	None
12/29/89	Brakes 4 Less (4) 3859 Washington Rd Martinez, GA	Brakes4Less of Columbia, Inc.	633,750	$60,000	(4)	05-31-2030	(3)
05/31/90	Applebee’s 2770 Brice Rd Columbus, OH	RMH Franchise Corporation	1,434,434	138,000		08-31-2027	(3)
			$7,222,685	$1,398,060

(1)	Purchase price includes all costs incurred by the Partnership to acquire the Property.
(2) (3)

The minimum Base Rent and renewal term were amended by the Partnership and the tenant for this Property in 2020, and effective on January 1, 2021.

The tenant has the option to extend the lease one additional period of five years.

(4)	The lease for this Property commenced on September 30, 2018. The first 12 months’ rent was abated per the terms of the First Amendment to lease dated January 15, 2019.

Reasons the General Partner Recommends Voting “FOR” the Extension Amendment

The term of the Partnership is currently set to expire on November 30, 2020, which would require the Partnership to initiate efforts to wind up the Partnership in the next few months. Winding up the Partnership entails selling all of the Partnership’s Properties and then liquidating and dissolving the Partnership. For several reasons, the General Partner does not believe winding up the Partnership now is in the best interest of the Partners. First, the General Partner believes there are few investment alternatives available in these current turbulent times that provide the stability and security of triple net leased properties without mortgage encumbrances. The Partnership has no debt and therefore, no refinancing or sale pressures. The Partnership simply collects the rents on its Leases (60% of which have more than twenty (20) years remaining on their new extended terms), pays its management and operating expenses, and distributes the balance to the Limited Partners. So long as the Properties remain leased and the tenants are viable, the investment returns are stable. None of the Wendy’s Leases have missed a rent payment during the tenure of the current General Partner.

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Over the years, the Partnership has selectively sold 35 properties where the General Partner believed it was receiving a fair price. In some instances the sales were motivated by a desire to improve the overall risk profile of the Partnership’s portfolio. If the term of the Partnership is extended, the General Partner may continue to “prune” the portfolio on a selective basis by selling Properties that are not operated as Wendy’s franchises (one Applebee’s and one Brakes4Less).

Second, the General Partner believes the recent amendments of the six Wendy’s Leases will substantially increase the value of the Partnership’s portfolio. These Lease terms now extend over 20 years. The annual minimum Base Rent for those Leases will increase by over $500,000 effective as of January 1, 2021, resulting in stronger monthly cash flow. The Percentage Rent provides a reliable means of protecting against yield erosion due to inflation because Percentage Rents increase as gross sales increase. The Partnership eliminated the “obstacle” to obtaining offers from potential buyers (for example, as experienced in 2018 when the General Partner solicited offers for the Properties) by eliminating tenants’ “right of first refusal” provisions for property sales.

Finally, the ongoing COVID-19 pandemic has injected great uncertainty into the market for any assets, including real estate. The General Partner does not believe it is wise to be forced to sell the Properties into this uncertain/depressed market when such sale can be avoided by simply extending the term of the Partnership. Such extension allows the Partnership to pick the time when it believes it is most favorable to sell the Properties at their “enhanced” value.

If the holders of more than 50% of the Units vote FOR the Extension Amendment, the General Partner will continue to manage the Partnership as a going concern and use its business judgment in an effort to enhance the value of the Partnership.

If the holders of more than 50% of the Units vote against the Extension Amendment, the Partnership will take actions to wind-up the affairs of the Partnership shortly following November 30, 2020 by selling all of the Properties and liquidating and dissolving the Partnership pursuant to the terms of the Partnership Agreement.

Reasons the General Partner Recommends Voting “FOR” the Sale and Dissolution Authorization

In 2018 the General Partner believed it was in the best interests of the Partnership to liquidate the Partnership’s assets and obtained the consent (the “2018 Consent”) of the holders of a majority of the outstanding Units to attempt to dispose of the Properties upon certain terms outlined in the 2018 Consent. The Partnership did not receive a bid for the Properties which met the terms of the 2018 Consent. The General Partner believes that the authority originally provided by the 2018 Consent is no longer operative, even if an offer to acquire the Properties was made to the Partnership on the terms outlined in such Consent.

The General Partner currently believes that the Partnership should continue as a going concern to allow market uncertainties to subside. The General Partner is optimistic that the six Wendy’s Lease amendments entered into in 2020 will increase the value of those Properties from their last appraised value. Further, the General Partner believes that current market uncertainty that has resulted from the Covid-19 pandemic will eventually subside and potentially lead to a stronger market for the Properties and eventually provide for an opportunistic sale within the next five years.

The General Partner believes there are few investment alternatives available that provide the stability and security of triple net leased properties without mortgage encumbrances. The Partnership has no debt on its Properties and therefore, no refinancing or sale pressures. The Partnership simply collects the rents on the Leases, pays its management and operating expenses, and distributes the balance to the Limited Partners. So long as the Properties remain leased and the tenants are viable, the Partnership believes the investment returns should remain stable with prospects for growing distributions from Percentage Rents (providing for some protection against general inflation risks).

In the future the General Partner may determine that it is a good time to sell the Properties and then liquidate and dissolve the Partnership because of positive market conditions for the Properties. Various market factors may enhance the value of the Properties and lead to the Properties being highly valued by the market, such as: (i) the extension of certain Wendy’s Leases that occurred in 2020, extending those Lease terms through 2040; (ii) low interest rate environment tends to drive up the value of any asset (like the Properties) which generates a reliable stream of income; (iii) a general stabilization and potential rebound of the U.S. economy; (iv) inflation protection through potential Percentage Rents from tenants based on their sales (in dollars); and (v) the generally stable group of tenants concepts that lease and utilize the Properties. Certain of these positive factors may be somewhat offset by a prolonged downturn of the U.S. economy. However, the General Partner believes the market conditions in the next five years are likely to produce strong interest in the Properties and eventually result in positive sale terms for the Partnership, which at some point will outweigh the potential income Limited Partners may receive if the Partnership were to continue to own the Properties.

The General Partner is seeking approval of the Sale and Dissolution Authorization because the General Partner recognizes that a sale of the Partnership’s assets and dissolution of the Partnership in the next five years may be in the Partnership’s best interest. The General Partner believes there are three advantages to obtaining the Limited Partner’s approval of a sale of all or substantially all of the Partnership’s assets now, if the General Partner believes it to be in the Partnership’s best interest. First, is speed. Market conditions may change quickly or opportunities may arise unexpectedly. The General Partner believes the ability to act quickly often results in the best price when selling assets such as those held by the Partnership. The Consent Statement process (drafting the Consent Statement, filing the Consent Statement with the SEC, responding to SEC comments, soliciting/tabulating the votes, etc.) takes two to three months, and the results are not certain. Approving the Sale and Dissolution Authorization now eliminates such time lag and uncertainty.

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Second, the primary objective of this Consent Statement is to extend the term of the Partnership. By including the Sale and Dissolution Authorization in this Consent Statement, the Partnership avoids the expense of separate solicitations of the Limited Partners to approve a potential sale and liquidation of Partnership assets for the next five years. Though the cost of preparing and prosecuting a Consent Statement is not prohibitive, it is an expense that, if it can be avoided, will increase the proceeds ultimately available to the Limited Partners.

Third, the General Partner believes that providing the flexibility to the General Partner to act in the best interest of the Partnership (as determined by the General Partner) will increase the price realized on the sale of all or substantially all of the Partnership’s assets. The authorization will allow the General Partner, who has been managing this Partnership for over 27 years, to utilize its judgment on when it is advantageous to sell the Partnership’s assets.

If a majority of the Limited Partners do not approve the Sale and Dissolution Authorization, the General Partner must seek subsequent approval from the Limited Partners to dispose of all or substantially all of the Properties and liquidate and dissolve the Partnership.

Over the years, the Partnership has selectively sold properties when the General Partner believed it was receiving a fair price. In some instances the sales were motivated by a desire to improve the overall risk profile of the Partnership’s portfolio. Even if owners of a majority of the outstanding Units do not approve the Sale and Dissolution Authorization, the General Partner may continue to “prune” the portfolio on a selective basis.

If the holders of a majority of the outstanding Units vote “FOR” the Sale and Dissolution Authorization, the General Partner will have the authority for the next five years to proceed in good faith to sell all or substantially all of all the Properties and proceed with the dissolution of the Partnership, if the General Partner determines such action to be in the best interest of the Partnership.

Even if the holders of a majority of the outstanding Units vote “FOR” the Prospective Sale and Dissolution, there is no assurance that a sale on the terms outlined in this Consent Statement will be consummated.

Reasons the General Partner Recommends Voting “FOR” the Distribution Amendment

Currently, the Partnership Agreement requires the Partnership to make distributions of “Net Cash Receipts” on a quarterly basis, subject to certain limitations. The Partnership has in excess of 1,100 Limited Partners, many with small ownership positions. The administrative costs of calculating distributions, printing and mailing checks to Limited Partners are the same, regardless of the amount of the checks. Historically, such administrative cost has been in the range of $6,000 to $8,000 per distribution. Over the past two years approximately 52% of the checks distributed in quarterly distributions have been $50 or less. The General Partner believes the administrative cost of quarterly distributions is disproportionate to the amount of the distributions. Reducing the frequency of distributions is an easy way to decrease Partnership expenses and increase Limited Partner returns.

If the Distribution Amendment is adopted, the Partnership will still be required to make cash distributions of “Net Cash Receipts” to the Limited Partners, no less than semi-annually. Less frequent distributions would likely cause each distribution to the Limited Partners to be larger, reducing the administrative costs of each distribution on a percentage basis. The aggregate amount of funds that would otherwise be distributable to the Limited Partners in any calendar year will not decrease due to the frequency of distributions.

If more than 50% of the Units votes “FOR” the Distribution Amendment, the General Partner may eliminate up to two quarterly distributions, saving the Partnership substantial administrative expenses.

If the Distribution Amendment is not approved, the Partnership will continue to make quarterly distributions of Net Cash Receipts to the Limited Partners.

8

DESCRIPTION OF THE PROSPECTIVE SALE OF PARTNERSHIP PROPERTIES

IF THE EXTENTION AMENDMENT FAILS OR UPON A SUBSEQUENT SALE

If the Extension Amendment is not approved, or the Sale and Dissolution Authorization is approved and the General Partner later determines it is in the best interest of the Partnership to sell all or substantially all of the Partnership’s Properties and liquidate and dissolve the Partnership, in the absence of an unsolicited offer, the General Partner would solicit bids for the purchase of the Properties. The General Partner will attempt to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any).

Certain fees, costs and expenses would be incurred by the Partnership in the sale process (the “Expenses”). Such Expenses may include: (i) appraisal fees; (ii) title insurance fees; (iii) survey fees; (iv) environmental Phase I report fees; (v) legal fees; (vi) brokerage fees/commissions; (vii) filing fees; and (viii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction. The General Partner estimates such Expenses at approximately 5-7% of the total price.

Following the consummation of the sale of the Properties, the Partnership would incur additional expenses associated with winding up the Partnership’s affairs, liquidating and distributing its assets and dissolving the Partnership. Those expenses may include, without limitation: (i) escheat fees; (ii) legal fees; (iii) printing and postage expenses; (iv) tax preparation and audit fees; (v) investor servicing fees; (vi) taxes; (vii) management and overhead fees; and (ix) supplies and other administrative expenses. The payment of these expenses would reduce the amount available for distribution to the Limited Partners.

Effects on the Limited Partners

Advantages: There is currently no active or established trading market for Units. The values available to Limited Partners in the secondary market for their Units are believed to represent a discount from the pro rata value of the underlying assets of the Partnership, due in part to the lack of liquidity of the Units. Any sale of the Properties and liquidation of the Partnership is expected to provide a manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling Units individually and without being subject to the normal secondary market discount and relatively high transaction fees. Further, following liquidation and dissolution, Limited Partners would no longer be subject to any of the risk factors attendant to the operation of a portfolio of triple-net based properties.

Disadvantages: The General Partner anticipates (but does not guarantee) that the portfolio of Properties will continue to generate net distributable cash flow in line with historical performance for at least the next several years. This represents a cash return of approximately 5-6% of the December 31, 2019 Net Unit Value based on independent appraisals ($380/Unit). In today’s generally low interest rate environment, the General Partner believes these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax liquidation proceeds.

Additionally, if the Extension Amendment does not pass and the General Partner is obligated to take action to sell the Properties promptly. The “forced” nature of the sale of the Properties in such circumstance and the generally depressed economic conditions, may contribute to the price received for the Properties being lower than if sold at a later date under different, more favorable circumstances. The perceived pressure to sell from a “forced” liquidation resulting from the expiration of the Partnership would be common knowledge to prospective purchasers as a result of information included in reports and documents filed by the Partnership with the SEC.

If the Partnership is liquidated, the Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the sale of Properties on a per Unit basis exceeds the Limited Partners’ adjusted tax basis in each Unit, including the negative impact of depreciation recapture for taxable gain purposes.

Effect on the General Partner

The Partnership Agreement provides for the General Partner to receive up to a 3% commission (“Disposition Fee”) on the sale of any Properties if it provides a substantial portion of the services in the sales effort. If the Partnership disposes of the Properties (either as a result of the Extension Amendment failing or a later sale of the Properties by the General Partner) and the Partnership is able to successfully sell the Properties and then liquidate and dissolve, the General Partner would collect the Disposition Fee and be entitled to fees to complete and oversee the wind-up process, but would not be entitled to management fees after the liquidation and dissolution of the Partnership was definitively completed.

9

DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

If the Limited Partners do not approve the Extension Amendment, or if the General Partner later elects to cause the Partnership to liquidate and dissolve, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement, including the liquidation of the Properties. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement. The General Partner would attempt to obtain commercial insurance covering liabilities which the Indemnification Trust (as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019) was established to cover. If such insurance is available, the Partnership would use proceeds from the Indemnification Trust to purchase such insurance coverage and the balance of the Indemnification Trust would be distributed with the sale proceeds during liquidation. If such insurance coverage is unavailable at a reasonable cost, the Indemnification Trust would be maintained for a period past termination of the Partnership in keeping with terms of such Indemnification Trust, and the proceeds thereof would be subsequently distributed to the Limited Partners.

REGULATORY REQUIREMENTS

There are no regulatory requirements in connection with the Extension Amendment or the Distribution Amendment.

Other than the requirement under Wisconsin law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that would apply to a liquidation and dissolution of the Partnership.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following document and its exhibits filed by the Partnership with the SEC are hereby incorporated in this Consent Statement by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (“Form 10-K”).

All reports and other documents filed by the Partnership after the date of this Consent Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Statement.

* * * IMPORTANT * * *

If you have any questions or need assistance please call:

The Partnership or The Provo Group, Inc.

1-816-421-7444

or

1-844-932-1769 (DiVall Investor Relations)

10

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO SALE OF ALL OF THE PARTNERSHIP PROPERTIES AND

SUBSEQUENT LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated August 21, 2020, respecting the following proposals: (i) an amendment of the Partnership Agreement to extend the term of the Partnership by ten (10) years from November 30, 2020, to November 30, 2030 (the “Extension Amendment”); (ii) the grant of authority to the General Partner to sell all or substantially all of the Properties and liquidate and dissolve the Partnership, if at any time before November 30, 2025, the General Partner determines such actions to be in the best interest of the Partnership (the “Sale and Dissolution Authorization”); and (iii) an amendment to the Partnership Agreement to provide that distributions of Net Cash Receipts be made at the discretion of the General Partner, but no less frequently than semi-annually (the “Distribution Amendment”).

The General Partner recommends a vote FOR each of the Extension Amendment, the Prospective Sale and Dissolution and the Distribution Amendment.

EACH PROPOSALS REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE MARK YOUR VOTE ON REVERSE SIDE AND SIGN AND DATE AND PROMPTLY MAIL TO:

Phoenix American Financial Services, Inc., 2401 Kerner Blvd., San Rafael, CA 94901

THIS CONSENT CARD IS VALID ONLY WHEN SIGNED AND DATED

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

The General Partner recommends a vote FOR the each proposal identified below:

Proposal No. 1:	Consent to amend the Partnership Agreement to extend the term of the Partnership ten (10) years to November 30, 2030.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Proposal No. 2:	Consent to adopt and approve the following resolution:

RESOLVED, that if the General Partner determines it to be in the best interest of the Partnership at any time prior to November 30, 2025, to sell all or substantially all of the Partnership’s assets and then liquidate and dissolve the Partnership, such actions are hereby authorized and approved and the General Partner may take such actions without further approval from the Limited Partners.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Proposal No. 3:	Consent to amend the Partnership Agreement to permit the General Partner to effect distributions of Net Cash Receipts at times in the discretion of the General Partner, but no less frequently than semi-annually.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Holder # Name Address City, State, Zip	Units #

Please sign exactly as your name appears, on the label at left, representing your limited partnership interest. When such interest(s) are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please have signed in full corporate name by the president or other authorized officer. If a partnership, please have signed in the partnership’s name by an authorized person.

Signature of Unit Holder	Date

Print Name

Signature of Unit Holder, if held jointly	Date

Print Name